January 20, 2011 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter of 2010

NORTH LIBERTY, IOWA - January 20, 2011 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended December 31, 2010. Operating revenues for the quarter increased 13.2% to $129.2 million from $114.2 million in the fourth quarter of 2009. Net income was $15.4 million compared to $10.7 million in the 2009 period, a 43.9% increase. Earnings per share increased 41.7% to $0.17 from $0.12 reported in the fourth quarter of 2009. For the quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 81.0% and a 11.9% net margin (net income as a percentage of operating revenues) compared to 86.2% and 9.4%, respectively, in the fourth quarter of last year.

Operating revenues for the year ended December 31, 2010 increased 8.7% to $499.5 million from $459.5 million in the 2009 period. Net income was $62.2 million compared to $56.9 million in the 2009 period, a 9.2% increase. Earnings per share increased 11.3% to $0.69 from $0.62 reported in the year ended December 31, 2009. The Company accomplished this increase in earnings per share despite a decrease in gains on disposal of property and equipment and an increase in depreciation expense which collectively reduced earnings per share by $0.07. These changes were primarily attributable to the purchase of new tractors during the latter half of 2009 and the third and fourth quarters of 2010. For the year ended December 31, 2010, the Company posted an operating ratio of 81.7% and a 12.5% net margin compared to 82.8% and 12.4%, respectively, reported last year.

Operating revenues continue to trend upward as a result of tighter industry capacity. However, freight volumes are still moderate in this less than robust economy. The Company continues to focus on improving utilization and cost controls as is reflected in our fourth quarter and year-to-date operating ratio and net margin. Industry capacity will continue to be restrained by the shortage of qualified drivers. Driver recruitment and retention are expected to be impacted by the stringent safety requirements of the CSA enforcement (Compliance Safety Accountability). The Company will complete the installation of PeopleNet® electronic on-board recorders in all 2009 model and newer trucks, estimated to be approximately 95% of the fleet, by the end of the first quarter. This on-board computing and communications system, including paperless logs, is expected to improve safety, equipment utilization, and customer service.

The average age of the Company's tractor fleet was 1.8 years as of December 31, 2010 with 89.5% of the fleet being 2009 models and newer. The Company completed the purchase and delivery of 200 new 2011 ProStar Internationals in the fourth quarter and will take delivery of 200 new 2012 ProStar Internationals in the first quarter of 2011. The Company began an upgrade of its trailer fleet during 2010. The first phase of this upgrade was the purchase of 600 new Great Dane trailers during the third and fourth quarters of 2010. This upgrade will continue throughout 2011 with purchases of new Great Dane and Wabash trailers. These fleet upgrades will keep our tractor and trailer fleet new and positions the Company to take advantage of growth opportunities.

Fuel expense increased $6.1 million or 21.6% during the quarter primarily due to an increase in average fuel prices. During the quarter ended December 31, 2010 the U.S. average cost of fuel was $3.158 per gallon compared to $2.745 per gallon for the same period of 2009, a 15.0% increase. The Company is aggressively managing truck idling hours and fuel purchasing decisions in an effort to offset a portion of the accelerating fuel costs. Additionally, all 2009 and newer model trucks are more fuel efficient and equipped with idle management controls.

The Company ended the quarter with cash, cash equivalents, and short-term and long-term investments totaling $209.8 million, a $9.4 million increase from the $200.4 million reported at December 31, 2009. The net increase in cash, cash equivalents, and investments is after $97.9 million in dividend payments to our shareholders. Long-term and short-term investments include illiquid auction rate securities held since February 2008. The Company ended the quarter with $91.8 million, at par, in illiquid auction rate securities which was down from $153.0 million at December 31, 2009. Since February 2008, the Company has received $115.0 million in calls, at par, including $8.3 million received subsequent to December 31, 2010. Net cash flows from operations continue to be strong at 19.7% of operating revenues. The Company's balance sheet continues to be debt-free with total assets of $506.0 million. The Company ended the past four quarters with a return on total assets of 11.8% and a 17.7% return on equity.

Heartland Express declared a dividend of $0.02 per share during the quarter. This dividend was paid on December 20, 2010 to shareholders of record at the close of business on December 10, 2010. The Company has now paid cumulative cash dividends of $337.5 million over the past thirty consecutive quarters.

Our dependability and performance have made us an industry leader in customer service. This past year we received nineteen customer service awards for our relentless on-time service. These awards include the 2009 Sears Partner in Progress Award, 2009 Quaker/Gatorade Southwest Region Carrier of the Year, 2009 Quaker/Gatorade Central West Region Carrier of the Year, 2009 Unilever Excellence Award for outstanding on-time delivery, the Nestle Waters 2009 World Class Customer Service Award, the 2009 Genpak Regional Carrier of the Year, the 2009 Eastman Chemical Company Supplier Excellence Award, the 2009 LXP Carrier of the Year - Tier One Carriers for the third consecutive year, Lowe's 2009 Platinum Carrier Award, the Walmart Transportation 2009 General Merchandise Platinum Carrier of the Year Award, the fiscal year 2010 Federal Express Platinum Award for the fourth consecutive year, the fiscal year 2010 Federal Express Smartpost Carrier of the Year for the third time in four years, the United Sugars Achievement of Excellence Award, the Whirlpool Corporation 2009 National Truckload Carrier of the Year Award, the Schneider Logistics 2010 Carrier of the Year Award for the fifth year in a row, the Chep 2010 Line Haul National Carrier of the Year Award, and the Ralcorp 2010 Award for Excellence. In addition, the Company received the Quest for Quality Award for dry freight carriers for the eighth consecutive year and the BP Lubricants USA safe driving award for the fourth consecutive year.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, President
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2010	2009	2010	2009
OPERATING REVENUE	$129,244	$114,196	$499,516	$459,539

OPERATING EXPENSES:
Salaries, wages, and benefits	$42,541	$39,964	$167,980	$168,716
Rent and purchased transportation	2,191	2,628	9,460	11,138
Fuel	34,234	28,148	126,477	104,246
Operations and maintenance	4,477	2,941	17,086	14,913
Operating taxes and licenses	2,289	2,611	8,480	9,286
Insurance and claims	2,160	4,832	12,526	16,629
Communications and utilities	519	872	3,187	3,655
Depreciation	15,708	18,288	61,949	58,730
Other operating expenses	3,433	3,638	14,239	12,970
Gain on disposal of property and equipment	(2,833)	(5,531)	(13,317)	(19,708)

	104,719	98,391	408,067	380,575

Operating income	24,525	15,805	91,449	78,964

Interest income	258	416	1,424	2,338

Income before income taxes	24,783	16,221	92,873	81,302

Federal and state income taxes	9,403	5,535	30,657	24,353

Net income	$15,380	$10,686	$62,216	$56,949

Earnings per share	$0.17	$0.12	$0.69	$0.62

Weighted average shares outstanding	90,689	90,689	90,689	91,131

Dividends declared per share	$0.02	$0.02	$1.08	$0.08

HEARTLAND EXPRESS, INC AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
	December 31,	December 31,
ASSETS	2010	2009
CURRENT ASSETS
Cash and cash equivalents	$121,120	$52,351
Short-term investments	8,300	7,126
Trade receivables, net	41,619	37,361
Prepaid tires	6,570	6,579
Other current assets	1,725	1,923
Income tax receivable	2,052	4,658
Deferred income taxes, net	12,400	14,516
Total current assets	193,786	124,514

PROPERTY AND EQUIPMENT	386,188	413,564
Less accumulated depreciation	165,736	138,394
	220,452	275,170
LONG-TERM INVESTMENTS	80,394	140,884
OTHER ASSETS	11,403	10,595
	$506,035	$551,163
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$10,972	$6,953
Compensation and benefits	14,823	13,770
Insurance accruals	16,341	19,236
Other accruals	6,764	7,095
Total current liabilities	48,900	47,054
LONG-TERM LIABILITIES
Income taxes payable	27,313	31,323
Deferred income taxes, net	40,917	51,218
Insurance accruals less current portion	54,718	53,898
Total long-term liabilities	122,948	136,439
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued and outstanding 90,689 in 2010 and 2009	907	907
Additional paid-in capital	439	439
Retained earnings	335,922	371,650
Accumulated other comprehensive loss	(3,081)	(5,326)
	334,187	367,670
	$506,035	$551,163